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                                  EXHIBIT 20



                                FERRO CORPORATION

                           Consolidated Balance Sheets
              As of June 30, 1997 (Unaudited) and December 31, 1996

                        Consolidated Statements of Income
                      For the Three and Six Months Ended
                       June 30, 1997 and 1996 (Unaudited)

                      Consolidated Statements of Cash Flows
                      For the Three and Six Months Ended
                       June 30, 1997 and 1996 (Unaudited)



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CONSOLIDATED BALANCE SHEETS
FERRO CORPORATION AND SUBSIDIARIES
JUNE 30, 1997 AND DECEMBER 31, 1996


                                                           (Dollars in Thousands)
                                                           (Unaudited)  (Audited)
ASSETS                                                       1997         1996
------                                                     --------     --------

Current Assets:
    Cash and Cash Equivalents                              $ 22,202     $ 14,026
    Net Receivables                                         257,522      214,131
    Inventories                                             130,665      149,343
    Other Current Assets                                     41,392       39,022
                                                           --------     --------

       Total Current Assets                                $451,781     $416,522

Unamortized Excess of Cost Over Net Assets Acquired          56,733       93,302
Other Assets                                                 67,832       53,261
Net Plant & Equipment                                       244,134      307,383
                                                           --------     --------
                                                           $820,480     $870,468
                                                           ========     ========


LIABILITIES
-----------

Current Liabilities:
    Notes and Loans Payable                                $ 32,563     $ 30,200
    Accounts Payable, Trade                                 120,583      113,156
    Income Taxes                                             11,768       10,597
    Accrued Payrolls                                         16,789       16,559
    Accrued Expenses and Other Current Liabilities           90,747       81,821
                                                           --------     --------

       Total Current Liabilities                           $272,450     $252,333

Long-Term Debt                                              103,386      105,308
ESOP Loan Guarantee                                          18,192       22,592
Postretirement Liabilities                                   45,906       44,846
Other Liabilities                                            93,156       61,185
Shareholders' Equity                                        287,390      384,204
                                                           --------     --------
                                                           $820,480     $870,468
                                                           ========     ========











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CONSOLIDATED STATEMENTS OF INCOME
FERRO CORPORATION AND SUBSIDIARIES


                                                             Three Months Ended                  Six Months Ended
                                                                    June 30                           June 30
                                                         (Unaudited)       (Unaudited)      (Unaudited)       (Unaudited)
(Dollars in Thousands)                                       1997              1996              1997             1996
-------------------------------------------------------------------------------------     -------------------------------

Segment Sales
    Coatings, Colors, and Ceramics                         $211,848          $196,736          $414,393          $392,224
    Plastics                                                 61,251            61,851           120,492           125,487
    Chemicals                                                89,946            86,128           170,357           175,188
                                                       ------------      ------------      ------------      ------------
Total Net Sales                                            $363,045          $344,715          $705,242          $692,899

Cost of Sales                                               270,164           260,208           525,934           523,133
Selling, Administrative and General Expenses                 60,225            57,779           118,070           116,547
Realignment Expense                                         152,790                             152,790
Interest Expense                                              3,040             3,092             6,070             6,414
Net Foreign Currency (Gain) Loss                               (903)              (80)           (2,300)             (347)
Other (Income) Expense - Net                                    395               605             2,858             2,657
                                                       ------------      ------------      ------------      ------------
    Income (Loss) Before Taxes                             (122,666)           23,111           (98,180)           44,495
Taxes on Income                                             (38,720)            8,796           (29,428)           17,029
                                                       ------------      ------------      ------------      ------------

Net Income (Loss)                                           (83,946)           14,315           (68,752)           27,466

Dividend on Preferred Stock, Net of Tax                         940               931             1,881             1,862
                                                       ------------      ------------      ------------      ------------

Net Income (Loss) Available to Common Shareholders         ($84,886)          $13,384          ($70,633)          $25,604
                                                       ============      ============      ============      ============

Per Common Share Data:
    Primary Earnings                                         ($3.26)            $0.50            ($2.72)            $0.95
    Fully Diluted Earnings                                   ($3.26)            $0.47            ($2.72)            $0.90

Shares Outstanding:
    Average Outstanding                                  26,055,164        26,758,263        25,993,310        26,846,526
    Average Fully Diluted                                28,461,761        29,118,294        28,352,448        29,284,144
    Actual End of Period                                 25,656,096        26,504,617        25,656,096        26,504,617



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CONSOLIDATED STATEMENTS OF CASH FLOWS
FERRO CORPORATION AND SUBSIDIARIES


                                                                            Three Months Ended             Six Months Ended
                                                                                 June 30                       June 30
                                                                         (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)
(Dollars in Thousands)                                                       1997         1996            1997           1996
--------------------------------------------------------------------------------------------------   ---------------------------

Net Cash Provided from Operating Activities                                $34,074        $16,238        $62,508        $43,346

Cash Flow from Investing Activities:
     Capital Expenditures for Plant and Equipment                          (11,648)       (12,278)       (20,696)       (24,326)
     Acquisition of Companies, net of cash acquired                              0         (1,300)             0         (6,800)
     Other Investing Activities                                              2,759          3,370          3,275          3,800
--------------------------------------------------------------------------------------------------   ---------------------------
Net Cash (Used for) Provided by Investing Activities                        (8,889)       (10,208)       (17,421)       (27,326)

Cash Flow from Financing Activities:
     Net Borrowings (Payments) Under Short-Term Lines                      (11,665)         7,831        (17,899)           124
     Purchase of Treasury Stock                                             (3,963)        (5,339)        (9,714)       (14,134)
     Cash Dividend Paid                                                     (5,039)        (4,691)       (10,092)        (9,442)
     Other Financing Activities                                              1,272           (230)         2,079          1,889
--------------------------------------------------------------------------------------------------   ---------------------------
Net Cash (Used for) Provided by Financing Activities                       (19,395)        (2,429)       (35,626)       (21,563)
Effect of Exchange Rate Changes on Cash                                       (479)           (26)        (1,285)           (19)
--------------------------------------------------------------------------------------------------   ---------------------------
Increase (Decrease) in Cash and Cash Equivalents                             5,311          3,575          8,176         (5,562)
Cash and Cash Equivalents at Beginning of Period                            16,891          7,558         14,026         16,695
--------------------------------------------------------------------------------------------------   ---------------------------
Cash and Cash Equivalents at End of Period                                 $22,202        $11,133        $22,202        $11,133
==================================================================================================   ===========================
Cash Paid During the Period for:
     Interest, net of amounts capitalized                                   $5,042         $5,116         $6,546         $6,361
     Income Taxes                                                          $12,011        $12,310        $14,488        $16,879
--------------------------------------------------------------------------------------------------   ---------------------------